EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 23, 2021	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

for the First Quarter of 2021

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported record earnings for the first quarter of 2021 of $106.9 million, or $0.83 per diluted share, up significantly from earnings of $40.2 million, or $0.40 per diluted share for the first quarter of 2020.

First quarter of 2021 results produced annualized returns on average assets, average equity and average tangible equity of 1.64%, 9.97% and 17.20%, respectively, compared to annualized returns on average assets, average equity and average tangible equity of 0.82%, 4.82% and 8.77%, respectively, for the first quarter of 2020.

Record earnings for the first quarter of 2021, as compared to the first quarter of 2020, were primarily due to higher income from mortgage banking activities, driven by an elevated volume of mortgage loan originations and sales in the secondary market, the impact of the Carolina Financial Corporation (“Carolina Financial”) acquisition and a lower provision for credit losses primarily due to better performance trends within the loan portfolio and an improved future macroeconomic forecast under the Current Expected Credit Loss (“CECL”) accounting standard.

“The first quarter of 2021 was another great quarter for United Bankshares, and UBSI continues to be one of the best performing regional banking companies in the nation,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “We earned record net income of $107 million, record diluted earnings per share of $0.83 and delivered an annualized return on average assets of 1.64%. Our credit quality and regulatory ratios remain strong and position us well for continued growth as the economy recovers from the effects of the COVID-19 pandemic.”

The results of operations for Carolina Financial are included in the consolidated results of operations from the date of acquisition, May 1, 2020. As a result of the acquisition, the first quarter of 2021 reflected higher average balances, income, and expense as compared to the first quarter of 2020. The first quarter of 2020 included merger-related expenses of $1.6 million. There were no merger-related expenses incurred in the first quarter of 2021.

United Bankshares, Inc. Announces...

April 23, 2021

Page Two

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2021 was $191.0 million, which was an increase of $49.4 million or 35% from the first quarter of 2020, primarily due to an increase in average earning assets from the Carolina Financial acquisition and Paycheck Protection Program (“PPP”) loans. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2021 increased $49.7 million or 35% from the first quarter of 2020 to $192.0 million. The net interest spread for the first quarter of 2021 increased 30 basis points from the first quarter of 2020 due to a 95 basis point decrease in the average cost of funds partially offset by a 65 basis point decrease in the average yield on earning assets, reflecting the decline in market interest rates. Average earning assets for the first quarter of 2021 increased $6.2 billion or 36% from the first quarter of 2020 due to a $4.1 billion increase in average net loans and loans held for sale, a $1.6 billion increase in average short-term investments and a $572.8 million increase in average investment securities. PPP loan fee income of $11.3 million was recognized in the first quarter of 2021 driven primarily by loan forgiveness. The net interest margin of 3.30% for the first quarter of 2021 was flat from the first quarter of 2020.

On a linked-quarter basis, net interest income for the first quarter of 2021 was relatively flat from the fourth quarter of 2020, decreasing $1.0 million or less than 1%. United’s tax-equivalent net interest income for the first quarter of 2021 was also relatively flat from the fourth quarter of 2020. The net interest spread for the first quarter of 2021 of 3.14% remained flat from the fourth quarter of 2020 due to equal 6 basis point decreases in the average cost of funds and the average yield on earning assets. PPP loan fee income for the first quarter of 2021 increased $4.3 million from the fourth quarter of 2020, driven primarily by higher loan forgiveness. Average earning assets increased approximately $384.6 million or 2% from the fourth quarter of 2020, due mainly to increases in average investment securities of $136.7 million and average short-term investments of $521.6 million partially offset by a decrease in average net loans and loans held for sale of $273.6 million. Loan accretion on acquired loans decreased $1.1 million from the fourth quarter of 2020. The net interest margin of 3.30% for the first quarter of 2021 was a decrease of 3 basis points from the net interest margin of 3.33% for the fourth quarter of 2020.

Credit Quality

United’s asset quality continues to be sound relative to the current economic environment. At March 31, 2021, nonperforming loans were $116.2 million, or 0.67% of loans & leases, net of unearned income, down from $132.2 million, or 0.75% of loans & leases, net of unearned income, at December 31, 2020. Total nonperforming assets of $134.9 million, including OREO of $18.7 million at March 31, 2021, represented 0.50% of total assets as compared to nonperforming assets of $154.8 million, including OREO of $22.6 million or 0.59% of total assets at December 31, 2020.

United Bankshares, Inc. Announces...

April 23, 2021

Page Three

The provision for credit losses was $143 thousand and $27.1 million for the first quarter of 2021 and 2020, respectively. On a linked-quarter basis, the provision for credit losses for the first quarter of 2021 decreased $16.6 million from $16.8 million for the fourth quarter of 2020. The decrease in the provision in relation to the prior year quarter and in relation to the linked-quarter was primarily driven by the impact of better performance trends within the loan portfolio and improvements in the reasonable and supportable forecasts of future macroeconomic conditions on the estimate of expected credit losses under CECL.

As of March 31, 2021, the allowance for loan losses was $231.6 million or 1.33% of loans & leases, net of unearned income, as compared to $235.8 million or 1.34% of loans & leases, net of unearned income, at December 31, 2020. Net charge-offs were $4.5 million and $6.7 million for the first quarter of 2021 and 2020, respectively. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.10% for the first quarter of 2021, compared to 0.20% for the first quarter of 2020. Net charge-offs were $6.9 million for the fourth quarter of 2020.

Noninterest Income

Noninterest income for the first quarter of 2021 was $92.6 million, which was an increase of $55.8 million or 152% from the first quarter of 2020. The increase was driven primarily by a $47.8 million increase in income from mortgage banking activities due to an elevated volume of mortgage loan originations and sales in the secondary market as well as the addition of mortgage banking operations from the Carolina Financial acquisition. Noninterest income for the first quarter of 2021 also included $2.4 million in mortgage loan servicing income as a result of the Carolina Financial acquisition and a $2.4 million increase in net gains on investment securities in relation to the first quarter of 2020.

On a linked-quarter basis, noninterest income for the first quarter of 2021 decreased $1.5 million or 2% from the fourth quarter of 2020 primarily due to a decrease of $5.4 million in income from mortgage banking activities. Mortgage loan originations and sales volumes remained strong in the first quarter of 2021, but down from the fourth quarter of 2020. Noninterest income for the first quarter of 2021 included a $2.0 million increase in net gains on investment securities and a $1.2 million increase in fees from brokerage services in relation to the fourth quarter of 2020.

Noninterest Expense

Noninterest expense for the first quarter of 2021 was $148.9 million, an increase of $47.8 million or 47% from the first quarter of 2020. Employee compensation increased $27.9 million from the first quarter of 2020 due to the Carolina Financial acquisition as well as due to higher employee incentives and commissions expense mainly related to higher mortgage banking production. Additionally, noninterest expense increased from the first quarter of 2020 due to increases of $4.7 million in employee benefits, $3.0 million in mortgage loan servicing expense and impairment, $2.7 million in OREO expense, $2.2 million in equipment expense, $1.9 million in net occupancy expense and $4.4 million in other expenses. Within other expenses, the largest driver of the increase was an increase in the amortization of income tax credits of $1.2 million. The increase in OREO expense was due mainly to declines in the fair value of OREO properties while the increases in employee benefits, mortgage loan servicing expense and impairment, equipment expense and net occupancy expense were mainly from the Carolina Financial acquisition.

United Bankshares, Inc. Announces...

April 23, 2021

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On a linked-quarter basis, noninterest expense for the first quarter of 2021 decreased $7.2 million or 5% from the fourth quarter of 2020 primarily due to decreases of $4.6 million in employee compensation and $5.1 million in other expenses. Employee compensation declined from the fourth quarter of 2020 primarily due a decline in expenses for salaries (fewer employees), incentives and commissions (lower mortgage banking production) recognized in the first quarter of 2021. Within other expenses, the largest driver of the decrease was a decrease in the expense for the reserve for unfunded commitments of $2.5 million.

Income Tax Expense

For the first quarter of 2021, income tax expense was $27.6 million as compared to $9.9 million for the first quarter of 2020. The increase in the comparative quarter was due to higher earnings and a higher effective tax rate. On a linked-quarter basis, income tax expense increased $6.7 million primarily due to higher earnings and a higher effective tax rate. United’s effective tax rate was 20.5% for the first quarter of 2021, 19.8% for the first quarter of 2020 and 18.4% for the fourth quarter of 2020.

Regulatory Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.7% at March 31, 2021 while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.5%, 13.5% and 10.4%, respectively. The March 31, 2021 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

About United Bankshares, Inc.

As of March 31, 2021, United had consolidated assets of approximately $27.0 billion. United is the parent company of United Bank, the largest community bank headquartered in the D.C. Metro region. United Bank has 223 offices in West Virginia, Virginia, Ohio, Pennsylvania, Maryland, North Carolina, South Carolina, Georgia, and the nation’s capital. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces...

April 23, 2021

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2021 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2021 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity, return on tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect, such as statements about the potential impacts of the COVID-19 pandemic. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on United’s colleagues, the communities United serves, and the domestic and global economy, which may have an adverse effect on United’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the successful integration of operations of Carolina Financial Corporation; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2021	March 2020	December 2020
EARNINGS SUMMARY:
Interest income	$ 205,657	$ 180,482	$ 208,914
Interest expense	14,697	38,964	16,925

Net interest income	190,960	141,518	191,989
Provision for credit losses	143	27,119	16,751
Noninterest income	92,573	36,806	94,082
Noninterest expense	148,927	101,133	156,117

Income before income taxes	134,463	50,072	113,203
Income taxes	27,565	9,889	20,833

Net income	$ 106,898	$ 40,183	$ 92,370

PER COMMON SHARE:
Net income:
Basic	$ 0.83	$ 0.40	$ 0.71
Diluted	0.83	0.40	0.71
Cash dividends	0.35	0.35	0.35
Book value	33.54	32.87	33.27
Closing market price	$ 38.58	$ 23.08	$ 32.40
Common shares outstanding:
Actual at period end, net of treasury shares	129,175,800	101,723,600	129,188,507
Weighted average-basic	128,635,740	101,295,073	129,371,600
Weighted average-diluted	128,890,861	101,399,181	129,479,390

FINANCIAL RATIOS:
Return on average assets	1.64%	0.82%	1.41%
Return on average shareholders’ equity	9.97%	4.82%	8.51%
Return on average tangible equity (non-GAAP)(1)	17.20%	8.77%	14.72%
Average equity to average assets	16.41%	17.10%	16.54%
Net interest margin	3.30%	3.30%	3.33%

	March 31 2021	March 31 2020	December 31 2020
PERIOD END BALANCES:
Assets	$ 27,030,755	$ 20,370,653	$ 26,184,247
Earning assets	24,023,292	17,966,159	23,172,403
Loans & leases, net of unearned income	17,365,891	13,855,558	17,591,413
Loans held for sale	808,134	503,514	718,937
Investment securities	3,402,922	2,673,415	3,186,184
Total deposits	21,396,474	14,014,168	20,585,160
Shareholders’ equity	4,332,698	3,343,702	4,297,620

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2021	March 2020	December 2020
Interest & Loan Fees Income (GAAP)	$ 205,657	$ 180,482	$ 208,914
Tax equivalent adjustment	1,047	782	1,042

Interest & Fees Income (FTE) (non-GAAP)	206,704	181,264	209,956
Interest Expense	14,697	38,964	16,925

Net Interest Income (FTE) (non-GAAP)	192,007	142,300	193,031
Provision for Credit Losses	143	27,119	16,751

Noninterest Income:
Fees from trust services	3,763	3,483	3,585
Fees from brokerage services	4,323	2,916	3,125
Fees from deposit services	8,896	7,957	9,501
Bankcard fees and merchant discounts	1,064	993	1,129
Other charges, commissions, and fees	759	518	753
Income from bank-owned life insurance	1,403	2,388	1,479
Income from mortgage banking activities	65,395	17,631	70,793
Mortgage loan servicing income	2,355	0	2,334
Net gains on investment securities	2,609	196	589
Other noninterest income	2,006	724	794

Total Noninterest Income	92,573	36,806	94,082

Noninterest Expense:
Employee compensation	72,412	44,541	77,001
Employee benefits	15,450	10,786	12,103
Net occupancy	10,941	9,062	10,979
Data processing	7,026	5,506	7,280
Amortization of intangibles	1,466	1,577	1,691
OREO expense	3,625	906	3,069
Equipment expense	6,044	3,845	6,396
FDIC insurance expense	2,000	2,400	2,250
Mortgage loan servicing expense and impairment	3,177	138	3,482
Other expenses	26,786	22,372	31,866

Total Noninterest Expense	148,927	101,133	156,117

Income Before Income Taxes (FTE) (non-GAAP)	135,510	50,854	114,245

Tax equivalent adjustment	1,047	782	1,042

Income Before Income Taxes (GAAP)	134,463	50,072	113,203

Taxes	27,565	9,889	20,833

Net Income	$ 106,898	$ 40,183	$ 92,370

MEMO: Effective Tax Rate	20.50%	19.75%	18.40%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 2021 Q-T-D Average	March 2020 Q-T-D Average	March 31 2021	December 31 2020
Cash & Cash Equivalents	$2,583,986	$899,899	$2,963,138	$2,209,068

Securities Available for Sale	2,984,281	2,410,653	3,171,663	2,953,359
Less: Allowance for credit losses	0	0	0	0

Net available for sale securities	2,984,281	2,410,653	3,171,663	2,953,359
Securities Held to Maturity	1,027	1,238	1,020	1,235
Less: Allowance for credit losses	(23)	(4)	(23)	(23)

Net held to maturity securities	1,004	1,234	997	1,212
Equity Securities	10,893	9,004	11,054	10,718
Other Investment Securities	219,937	222,419	219,208	220,895

Total Securities	3,216,115	2,643,310	3,402,922	3,186,184

Total Cash and Securities	5,800,101	3,543,209	6,366,060	5,395,252

Loans held for sale	621,688	306,435	808,134	718,937
Commercial Loans & Leases	13,298,719	9,423,190	13,126,945	13,165,497
Mortgage Loans	3,114,722	3,102,307	3,021,289	3,197,274
Consumer Loans	1,230,949	1,240,713	1,252,087	1,259,812

Gross Loans	17,644,390	13,766,210	17,400,321	17,622,583
Unearned income	(28,526)	(624)	(34,430)	(31,170)

Loans & Leases, net of unearned income	17,615,864	13,765,586	17,365,891	17,591,413
Allowance for Loan & Leases Losses	(235,795)	(134,084)	(231,582)	(235,830)

Net Loans	17,380,069	13,631,502	17,134,309	17,355,583

Mortgage Servicing Rights	21,186	0	22,018	20,955
Goodwill	1,799,328	1,478,014	1,804,038	1,796,848
Other Intangibles	26,311	29,258	25,457	26,923
Operating Lease Right-of-Use Asset	68,030	57,776	69,369	69,520
Other Real Estate Owned	22,457	15,564	18,690	22,595
Other Assets	751,946	537,495	782,680	777,634

Total Assets	$26,491,116	$19,599,253	$27,030,755	$26,184,247

MEMO: Interest-earning Assets	$23,507,417	$17,295,754	$24,023,292	$23,172,403

Interest-bearing Deposits	$13,184,728	$9,278,782	$13,302,704	$13,179,900
Noninterest-bearing Deposits	7,735,638	4,627,044	8,093,770	7,405,260

Total Deposits	20,920,366	13,905,826	21,396,474	20,585,160

Short-term Borrowings	142,155	137,427	145,200	142,300
Long-term Borrowings	833,365	2,002,763	814,195	864,369

Total Borrowings	975,520	2,140,190	959,395	1,006,669

Operating Lease Liability	71,696	61,355	73,531	73,213
Other Liabilities	176,784	141,230	268,657	221,585

Total Liabilities	22,144,366	16,248,601	22,698,057	21,886,627

Preferred Equity	0	0	0	0
Common Equity	4,346,750	3,350,652	4,332,698	4,297,620

Total Shareholders’ Equity	4,346,750	3,350,652	4,332,698	4,297,620

Total Liabilities & Equity	$26,491,116	$19,599,253	$27,030,755	$26,184,247

MEMO: Interest-bearing Liabilities	$14,160,248	$11,418,972	$14,262,099	$14,186,569

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Quarterly Share Data:	March 2021	March 2020	December 2020

Earnings Per Share:
Basic	$0.83	$0.40	$0.71
Diluted	$0.83	$0.40	$0.71
Common Dividend Declared Per Share	$0.35	$0.35	$0.35
High Common Stock Price	$41.61	$39.07	$32.86
Low Common Stock Price	$31.57	$19.67	$21.19

Average Shares Outstanding (Net of Treasury Stock):
Basic	128,635,740	101,295,073	129,371,600
Diluted	128,890,861	101,399,181	129,479,390

Common Dividends	$45,254	$35,604	$45,442
Dividend Payout Ratio	42.33%	88.60%	49.20%

EOP Share Data:	March 31 2021	March 31 2020	December 2020
Book Value Per Share	$33.54	$32.87	$33.27
Tangible Book Value Per Share (non-GAAP) (1)	$19.38	$18.06	$19.15
52-week High Common Stock Price	$41.61	$40.70	$39.07
Date	03/18/21	11/05/19	01/02/20
52-week Low Common Stock Price	$20.57	$19.67	$19.67
Date	09/25/20	03/23/20	03/23/20

EOP Shares Outstanding (Net of Treasury Stock):	129,175,800	101,723,600	129,188,507

Memorandum Items:
EOP Employees (full-time equivalent)	3,033	2,206	3,051

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,332,698	$3,343,702	$4,297,620
Less: Total Intangibles	(1,829,495)	(1,506,368)	(1,823,771)

Tangible Equity (non-GAAP)	$2,503,203	$1,837,334	$2,473,849

÷ EOP Shares Outstanding (Net of Treasury Stock)	129,175,800	101,723,600	129,188,507

Tangible Book Value Per Share (non-GAAP)	$19.38	$18.06	$19.15

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2021		March 2020		December 2020
Selected Yields and Net Interest Margin:
Net Loans and Loans held for sale	4.26%		4.60%		4.18%
Investment Securities	1.93%		2.70%		2.08%
Money Market Investments/FFS	0.34%		2.23%		0.42%
Average Earning Assets Yield	3.56%		4.21%		3.62%
Interest-bearing Deposits	0.37%		1.19%		0.43%
Short-term Borrowings	0.51%		1.34%		0.55%
Long-term Borrowings	1.23%		2.21%		1.15%
Average Liability Costs	0.42%		1.37%		0.48%
Net Interest Spread	3.14%		2.84%		3.14%
Net Interest Margin	3.30%		3.30%		3.33%

Selected Financial Ratios:
Return on Average Assets	1.64%		0.82%		1.41%
Return on Average Shareholders’ Equity	9.97%		4.82%		8.51%
Return on Average Tangible Equity (non-GAAP) (1)	17.20%		8.77%		14.72%
Loans & Leases, net of unearned income / Deposit Ratio	81.16%		98.87%		85.46%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.33%		1.12%		1.34%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.45%		1.17%		1.45%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.28%		0.46%		0.36%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.09%		0.05%		0.08%
Non-performing Loans/ Loans & Leases, net of unearned income	0.67%		0.96%		0.75%
Non-performing Assets/ Total Assets	0.50%		0.73%		0.59%
Primary Capital Ratio	16.80%		17.08%		17.22%
Shareholders’ Equity Ratio	16.03%		16.41%		16.41%
Price / Book Ratio	1.15	x	0.70	x	0.97	x
Price / Earnings Ratio	11.63	x	14.56	x	11.35	x
Efficiency Ratio	52.53%		56.71%		54.57%

Notes:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$106,898		$40,183		$92,370
(b) Number of Days	90		91		92
Average Total Shareholders’ Equity (GAAP)	$4,346,750		$3,350,652		$4,319,252
Less: Average Total Intangibles	(1,825,639)		(1,507,272)		(1,822,577)

(c) Average Tangible Equity (non-GAAP)	$2,521,111		$1,843,380		$2,496,675
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 or 366 / (c)	17.20%		8.77%		14.72%

(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2021	March 2020	December 2020
Mortgage Banking Segment Data:
Applications	$2,630,426	$2,054,000	$2,284,532
Loans originated	1,910,619	904,949	1,979,284
Loans sold	$1,817,884	$793,392	$2,065,400
Purchase money % of loans closed	43%	49%	49%
Realized gain on sales and fees as a % of loans sold	4.16%	2.82%	4.10%
Net interest income	$2,650	$949	$2,918
Other income	67,507	21,190	73,082
Other expense	41,183	20,757	41,193
Income taxes	5,940	273	5,656
Net income	$23,034	$1,109	$29,151

	March 31 2021	March 31 2020	December 31 2020
Period End Mortgage Banking Segment Data:
Locked pipeline	$979,842	$739,322	$989,640
Balance of loans serviced	$3,585,890	$0	$3,587,953
Number of loans serviced	25,443	0	25,614

	March 31 2021	March 31 2020	December 31 2020
Asset Quality Data:
EOP Non-Accrual Loans	$48,985	$64,036	$62,718
EOP 90-Day Past Due Loans	15,719	7,051	13,832
EOP Restructured Loans (1)	51,529	61,470	55,657

Total EOP Non-performing Loans	$116,233	$132,557	$132,207
EOP Other Real Estate Owned	18,690	15,849	22,595

Total EOP Non-performing Assets	$134,923	$148,406	$154,802

	Three Months Ended
	March 2021	March 2020	December 2020
Allowance for Loan Losses:
Beginning Balance	$235,830	$77,057	$225,812
Cumulative Effect Adjustment for CECL	0	57,442	0

	235,830	134,499	225,812
Initial allowance for acquired PCD loans	0	0	0
Gross Charge-offs	(6,957)	(8,761)	(10,120)
Recoveries	2,415	2,073	3,203

Net Charge-offs	(4,542)	(6,688)	(6,917)
Provision for Loan & Lease Losses	294	27,112	16,935

Ending Balance	$231,582	$154,923	$235,830
Reserve for lending-related commitments	20,024	7,742	19,250

Allowance for Credit Losses (2)	$251,606	$162,665	$255,080

Notes:

(1)

Restructured loans with an aggregate balance of $38,023, $51,775 and $41,185 at March 31, 2021, March 31, 2020 and December 31, 2020, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.